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                            INDEMNIFICATION AGREEMENT

         This indemnification agreement (the "Indemnification Agreement") is made and entered into this 9th day of March, 2001, between Reeves Telecom Limited Partnership, a South Carolina limited partnership (the "Seller") and WW-Golf & Services, LLC, a South Carolina limited liability company (the "Purchaser").

                                   WITNESSETH:

         WHEREAS, Purchaser and Seller have entered into a purchase and sale agreement dated October 18, 2000 (the "Purchase and Sale Agreement") relating to the assets of Fox Squirrel Country Club, and

         WHEREAS, in connection with the transaction contemplated by the Purchase and Sale Agreement, Seller engaged Applied Resource Management, P.C. (the "Environmental Consultant") to conduct a Phase I environmental report pursuant to Section 4.3 of the Purchase and Sale Agreement, and

         WHEREAS, in connection with such Phase I environmental report, the Environmental Consultant caused to have taken soil samples from the site (the "Site"), as further described in Exhibit "A" hereto, whence an underground storage tank was removed in December 2000, and

         WHEREAS, the Environmental Consultant has advised Seller that laboratory tests of such soil samples demonstrate that the concentration of petroleum fuel hydrocarbons in a portion of the subsurface at the Site exceeds permitted levels under applicable North Carolina environmental laws (the "Contamination"), and

         WHEREAS, Seller has undertaken certain remediation work at the Site but it is not certain at this time if such remediation work is sufficient to obtain from the North Carolina Department of Environment and Natural Resources Office (NCDENR) written confirmation that no further remediation action in respect of the Contamination at the Site is required, and

         WHEREAS, Seller and Purchaser each desires that the transaction contemplated by the Purchase and Sale Agreement close as quickly as practicable with Purchaser not bearing the risk relating to the Contamination at the Site.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:


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1. REMEDIATION OF THE CONTAMINATION.

         The Contamination to which this Indemnification Agreement relates is described in the report furnished to Seller by the Environmental Consultant attached hereto as Exhibit "B." Seller shall be fully responsible for the remediation of the Contamination at the Site in accordance with all applicable environmental laws and all costs associated therewith.

2. INDEMNIFICATION OF PURCHASER BY SELLER.

         Effective upon the closing of the transaction contemplated by the Purchase and Sale Agreement, Seller hereby agrees to indemnify and hold harmless Purchaser and its successors and/or assigns from and against any and all damages, losses, claims, liabilities, and expenses (including reasonable attorney's fees) assessed, incurred, paid, or sustained by or against Purchaser with respect to, or arising out of, directly or indirectly, the Contamination at the Site. In no event shall this indemnification relate to any environmental condition (including, without limitation, a condition relating to the underground migration of any hazardous substance under the land being conveyed to Purchaser by Seller from areas outside of the Site) other than the Contamination at the Site. Commencing the date hereof and for the duration of this indemnification, Seller shall promptly furnish Purchaser with all environmental reports, official correspondence and notices relating to the Contamination at the Site

3. DURATION OF INDEMNIFICATION.

         The indemnification covered by this Indemnification Agreement shall commence upon the closing of the transaction contemplated by the Purchase and Sale Agreement, and shall survive until Seller delivers to Purchaser a written notice from NCDENR (or such successor agency as may then exist) stating or to the effect that, after giving effect to remediation work performed by or on behalf of Seller, no further remediation action is required in respect of the Contamination at the Site (the "Closure Letter"), whereupon this Indemnification Agreement shall become null and void, and of no further force and effect. If the transaction contemplated by the Purchase and Sale Agreement does not close, this Indemnification Agreement shall be null and void, and of no force and effect.

4. EXTENSION OF MATURITY DATE OF PROMISSORY NOTE.

         If Seller has not delivered to Purchaser a copy of the Closure Letter by the date that is six (6) months prior to the maturity date of the promissory note of even date herewith issued by Purchaser, as maker, to Seller, Purchaser shall have the right to extend the maturity date of the promissory note to the date that is six (6) months after the date Seller delivers to Purchaser a copy of the Closure Letter, but in no event shall the maturity date, as extended, be later than


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twenty (20) years from the date hereof. In order to exercise such right to extend, Purchaser must give written notice to Seller and Seller must receive said notice at least five (5) months but not more than six (6) months prior to the maturity date of the promissory note. If proper notification of Purchaser's exercise of its right hereunder is not given and/or not received, such right shall automatically expire and the maturity date shall not be extended. Notwithstanding the foregoing, Purchaser shall have no right to extend the maturity date of the promissory note hereunder: (a) during the period commencing with the giving of any notice of default under the promissory note or any related loan agreement and continuing until such default is cured; or (b) during the time Purchaser is in breach of the promissory note or any related loan agreement. The period of time within which Purchaser may exercise its right to extend the maturity date of the promissory note shall not be extended or enlarged by reason of Purchaser's inability to exercise its right because of the provisions of this Paragraph 4. Purchaser's right to extend the maturity date of the promissory note hereunder shall terminate and be of no further force or effect, notwithstanding Purchaser's timely exercise of its right, if, within thirty (30) days of such exercise, Seller delivers to Purchaser a copy of the Closure Letter or if, after such exercise and prior to the maturity date: (a) Purchaser fails to make any scheduled payment of principal and/or interest under the promissory note within thirty (30) days of when due; or (b) Purchaser commits a breach of the promissory note or any related loan agreement. Purchaser's right to extend the maturity date hereunder is personal to the original Purchaser, and cannot be assigned, transferred or exercised by anyone other than said original Purchaser and only while the said original Purchaser is in full possession of the Site and all or substantially all of the assets purchased by Purchaser pursuant to the Purchase and Sale Agreement and without the intention of thereafter assigning or transferring.

5. ASSIGNMENT

         Purchaser's rights hereunder (except for Purchaser's right to extend the maturity date of the promissory note set forth in Paragraph 4 hereof, which right may not be assigned or transferred in any respect whatsoever) may not be assigned and/or transferred to any party other than a purchaser of all or substantially all of the assets of Fox Squirrel Country Club pursuant to the terms and subject to the conditions of Paragraph 23 of the Purchase and Sale Agreement, provided that such purchaser acquires the land that includes the Site. Seller may not assign its obligations hereunder without the written consent of indemnitee, which consent shall not be unreasonably withheld.

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         In witness hereof, the parties have duly executed this Indemnification
Agreement as of the day and year first above written.

PURCHASER:                           SELLER:

WW-GOLF & SERVICES, LLC              REEVES TELECOM LIMITED
                                     PARTNERSHIP

By: /S/ STEVEN WHITE                 By: /S/ DAVIS P. STOWELL
    ------------------------------       ---------------------------------------
    Steven White                         Davis P. Stowell
    President, Foreward Golf, Inc.,      Vice President of Grace Property
      Manager                              Management, Inc., its general partner
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                                   EXHIBIT "A"
                             Description of the Site

         Beginning at a point on the Southern line of Lot 44, Section 10, said point being North 70 degrees 57 minutes West 165 feet from the intersection of the Western right-of-way of South Shore Drive and the Southern line of Lot 44,
Section 10 (THE POINT OF BEGINNING), thence South 19 degrees 28 minutes West to the Northern exterior wall of the Fox Squirrel Country Club club house, thence North 70 degrees 57 minutes West 40 feet to a point, thence North 19 degrees 28 minutes EAST 30 feet to a point, thence South 70 degrees 57 minutes East 40 feet to the POINT OF BEGINNING.